Exhibit 99.3

Consent of Sun Business Valuations, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated May 12, 2025, to the Board of Directors of Coeptis Therapeutics Holdings, Inc. as an Annex to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 related to the proposed merger with Z Squared Inc. and (ii) the references to such opinion therein under the headings “Questions and Answers,” “Prospectus Summary,” “Risk Factors”, “Coeptis Reasons for Transaction” and “Opinion of Coeptis’ Financial Advisor”. Notwithstanding the foregoing, in giving such consent, we do not thereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Thomas F. Theurkauf

Thomas F. Theurkauf, CFA, ASA, CVA

Sun Business Valuations, LLC

Hasbrouck Heights, New Jersey

June 19, 2025